Nelnet Reports Third Quarter 2020 Results
LINCOLN, Neb., November 5, 2020 - Nelnet (NYSE: NNI) today reported GAAP net income of $71.5 million, or $1.86 per share, for the third quarter of 2020, compared with GAAP net income of $33.2 million, or $0.83 per share, for the same period a year ago.
GAAP net income increased for the three months ended September 30, 2020, compared with the same period in 2019, primarily due to the following factors:
•An increase in loan spread and the recognition of negative provision for loan losses during the third quarter of 2020 on the company's loan portfolio;
•The recognition of a gain from the sale of consumer loans during the third quarter of 2020; and
•The recognition of a gain in 2020 related to changes in the fair values of derivative instruments that do not qualify for hedge accounting, as compared to a loss in 2019.
These factors were partially offset by the following items:
•The continued amortization of the company's federally insured student loan portfolio;
•A decrease in net income from the company's Loan Servicing and Systems operating segment; and
•The recognition of an $11.8 million ($9.0 million after tax or $0.23 per share) non-cash loss related to the company's solar investments, the accounting treatment for the majority of which results in accelerated losses in the initial year of investment.
Net income, excluding derivative market value adjustments1, was $68.9 million, or $1.79 per share, for the third quarter of 2020, compared with net income of $37.5 million, or $0.94 per share, for the same period in 2019.
"We continue to be pleased with the customer-focused responses of our operating businesses during the pandemic,” said Jeff Noordhoek, Chief Executive Officer. “The operating results for the quarter were highlighted by the strong interest income generated by our loan portfolio. We are also excited by the recent launch of Nelnet Bank and third-party investment received by ALLO, which will accelerate ALLO's growth into additional communities. The bank leverages our long history helping students and families make their educational dreams possible. As a federally-insured lender, Nelnet Bank provides a competitive and reliable funding source in the private student loan market.”

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) segment and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.
Asset Generation and Management
The company's AGM operating segment reported net interest income of $80.2 million during the third quarter of 2020, compared with $61.7 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized expense from derivative settlements of $2.4 million during the third quarter of 2020, compared with income of $7.3 million for the same period in 2019. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $77.8 million and $69.0 million in the third quarter of 2020 and 2019, respectively.
The increase in net interest income and derivative settlements for the three months ended September 30, 2020, as compared to the same period in 2019, was due to an increase in core loan spread in 2020. The increase in spread was partially offset by a decrease in the average balance of loans outstanding from $21.6 billion in the third quarter of 2019 to $19.9 billion for the same period in 2020.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Core loan spread2, which includes the impact of derivative settlements, increased to 1.46 percent for the quarter ended September 30, 2020, compared with 1.17 percent for the same period in 2019. Core loan spread was positively impacted in the third quarter of 2020 by lower interest rates. The company has a portfolio of student loans that are earning interest at a fixed borrower rate and that are financed with variable rate debt. As a result, in a low interest rate environment, the company earns additional spread income that it refers to as floor income. During the three months ended September 30, 2020, the company recognized $33.0 million of floor income (net of $3.6 million in derivative settlements paid), compared with $19.7 million (including $7.1 million of derivative settlements received) for the comparable period in 2019. The company anticipates receiving significant fixed rate floor income in future periods.
The company recognized a negative provision for loan losses of $5.8 million for the three months ended September 30, 2020, compared with a provision expense of $10.0 million for the same period in 2019. On January 1, 2020, the company adopted the CECL accounting standard, which required the company to record expected life of loan losses on all loans. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The negative provision recognized by the company for the three months ended September 30, 2020 was affected by the amortization of its loan portfolio and improved forecasted economic conditions.
The company's total allowance for loan losses of $185.9 million at September 30, 2020 represents reserves equal to 0.7% of the company's federally insured loans (or 28.5% of the risk not covered by the federal guaranty), 7.3% of the company's private education loans, and 25.9% of the company's consumer loans.
On July 29, 2020, the company sold $60.8 million (par value) of consumer loans and recognized a $14.8 million (pre-tax) gain.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $113.8 million for the third quarter of 2020, compared with $113.3 million for the same period in 2019. As of September 30, 2020, the company was servicing $487.0 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, compared with $474.9 billion of loans serviced by the company as of September 30, 2019.
Net income for the Loan Servicing and Systems segment was $10.1 million for the three months ended September 30, 2020, compared with $15.4 million for the same period in 2019. The decrease in net income in 2020 was due to additional costs incurred to meet increased service and security standards under the company's servicing contracts with the Department of Education (Department).
The company's current contracts with the Department expire December 14, 2020, and provide the potential for two additional six-month extensions at the Department's discretion through December 14, 2021. The company received indication from the Department of their intent to exercise the first additional extension through approximately June 15, 2021. On October 28, 2020, the Department issued a new federal loan servicing solicitation for an Interim Servicing Solution (ISS). ISS is a follow-on to the existing Department servicing contracts, which would award a full system and servicing solution to two providers. The company fully intends to respond to the ISS solicitation, which is due December 9, 2020.
Education Technology, Services, and Payment Processing
For the third quarter of 2020, revenue from the Education Technology, Services, and Payment Processing operating segment was $74.1 million, compared to $74.3 million for the same period in 2019.
For the third quarter of 2020, the company earned $0.4 million of interest income on tuition funds held in custody for schools, as compared to $3.5 million in the same period in 2019. The decrease in interest income was due to a decrease in interest rates. If interest rates remain at current levels, the company anticipates this segment will earn minimal interest income in future periods.
Net income for the Education Technology, Services, and Payment Processing segment was $11.4 million for the three months ended September 30, 2020, compared with $12.7 million for the same period in 2019.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Communications
Revenue from ALLO was $20.2 million for the third quarter of 2020, compared with $16.5 million for the same period in 2019. The number of households served as of September 30, 2020, was 56,787, an increase of 11,559, or 26 percent, from the number of households served as of September 30, 2019. Since March 2020, ALLO has experienced increased demand from new and existing residential customers to support connectivity needs for working and learning from home as a result of the pandemic.
For the third quarter of 2020, ALLO recognized a net loss of $3.5 million, compared with a net loss of $7.2 million for the same period in 2019. ALLO's management uses earnings before interest, income taxes, depreciation, and amortization (EBITDA)3 to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the third quarter of 2020, ALLO reported EBITDA of $6.6 million, compared with $1.5 million for the same period in 2019.
Recent Events
Recapitalization and Additional Funding for ALLO
On October 15, 2020, ALLO obtained approximately $197.0 million in cash proceeds from SDC ALLO Holdings, LLC (SDC), a third party global digital infrastructure investor, in exchange for the issuance of non-voting preferred membership units of ALLO, and redeemed $160.0 million of non-voting preferred membership units held by the company. Upon the receipt of required regulatory approvals, the non-voting preferred membership units of ALLO held by SDC will automatically convert into voting membership units of ALLO. As a result of such conversion, SDC, the company, and members of ALLO's management will own approximately 48 percent, 45 percent and 7 percent, respectively, of the outstanding voting membership interests of ALLO and the company will deconsolidate ALLO from the company’s consolidated financial statements.
The company currently estimates the various contemplated transactions in connection with the recapitalization of ALLO will result in the company recognizing incremental net income before tax of approximately $230 million. The amount of incremental net income the company ultimately recognizes will be impacted by the timing of when, or if, regulatory approval is obtained. The company currently anticipates that such regulatory conditions will be satisfied by December 31, 2020.
Nelnet Bank
On November 2, 2020, the company obtained final approval from the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance and from the Utah Department of Financial Institutions (UDFI) for an industrial bank charter in connection with the establishment of Nelnet Bank, and Nelnet Bank launched operations. Nelnet Bank will operate as an internet Utah-chartered industrial bank franchise focused on the private education loan marketplace, with a home office in Salt Lake City, Utah. Nelnet Bank was funded by the company with an initial capital contribution of $100.0 million, consisting of $55.9 million of cash and $44.1 million of student loan asset-backed securities. In addition, the company made a pledged deposit of $40.0 million with Nelnet Bank, as required under an agreement with the FDIC. Nelnet Bank will operate as a subsidiary of the company, and the industrial bank charter allows the company to maintain its other diversified business offerings.
Board of Directors Declares Fourth Quarter Dividend
The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.22 per share. The dividend will be paid on December 15, 2020 to shareholders of record at the close of business on December 1, 2020.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of
3 EBITDA is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 30 percent of the company's revenue in 2019; risks that a non-binding notice of intent by the Department to extend the current servicing contracts from December 14, 2020 to approximately June 15, 2021, which notice does not commit the Department to extend the contracts, may not result in actual extensions of the contracts; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing and awards of contracts to other parties, including the pending and uncertain nature of the Department's procurement process, the possibility that awards or other evaluations of proposals may be challenged by various interested parties and may not be finalized or implemented within the currently anticipated time frame or at all, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in terms of education loans and in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the Coronavirus Aid, Relief, and Economic Security Act and the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks related to the ability to satisfy regulatory and other conditions and complete all of the various transactions contemplated by the announced recapitalization and additional funding for ALLO in the expected time frame or at all, and risks related to the expected benefits to the company (including the estimated incremental net income contribution) and to ALLO from such transactions, including risks and uncertainties as to whether the company and/or ALLO will be able to realize such expected benefits; risks and uncertainties of the expected benefits from Nelnet Bank obtaining an industrial bank charter, including the ability to successfully conduct banking operations and achieve expected market penetration; risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2020. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income:
Loan interest	$134,507	146,140	229,063	462,439	709,618
Investment interest	5,238	5,743	9,882	18,379	26,701
Total interest income	139,745	151,883	238,945	480,818	736,319
Interest expense:
Interest on bonds and notes payable	58,423	85,248	172,488	277,788	551,221
Net interest income	81,322	66,635	66,457	203,030	185,098
Less (negative provision) provision for loan losses	(5,821)	2,999	10,000	73,476	26,000
Net interest income after provision for loan losses	87,143	63,636	56,457	129,554	159,098
Other income/expense:
Loan servicing and systems revenue	113,794	111,042	113,286	337,571	342,169
Education technology, services, and payment processing revenue	74,121	59,304	74,251	217,100	213,753
Communications revenue	20,211	18,998	16,470	57,390	46,770
Gain on sale of loans	14,817	—	—	33,023	1,712
Other income	1,502	60,127	13,439	69,910	36,946
Impairment expense	—	(332)	—	(34,419)	—
Derivative market value adjustments and derivative settlements, net	1,049	1,910	1,668	(13,406)	(33,959)
Total other income/expense	225,494	251,049	219,114	667,169	607,391
Cost of services:
Cost to provide education technology, services, and payment processing services	25,243	15,376	25,671	63,424	62,601
Cost to provide communications services	5,914	5,743	5,236	17,240	15,096
Total cost of services	31,157	21,119	30,907	80,664	77,697
Operating expenses:
Salaries and benefits	126,096	119,247	116,670	365,220	338,942
Depreciation and amortization	30,308	29,393	27,701	87,349	76,398
Other expenses	34,744	37,052	58,329	115,184	147,562
Total operating expenses	191,148	185,692	202,700	567,753	562,902
Income before income taxes	90,332	107,874	41,964	148,306	125,890
Income tax expense	(19,156)	(21,264)	(8,829)	(30,286)	(26,429)
Net income	71,176	86,610	33,135	118,020	99,461
Net loss (income) attributable to noncontrolling interests	327	(128)	77	(568)	(38)
Net income attributable to Nelnet, Inc.	$71,503	86,482	33,212	117,452	99,423
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.86	2.21	0.83	2.99	2.48
Weighted average common shares outstanding - basic and diluted	38,538,476	39,203,404	39,877,129	39,229,932	40,098,346

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2020	December 31, 2019	September 30, 2019
Assets:
Loans and accrued interest receivable, net	$20,076,542	21,402,868	21,808,094
Cash, cash equivalents, and investments	573,143	381,005	373,643
Restricted cash	805,225	1,088,695	977,228
Goodwill and intangible assets, net	215,613	238,444	246,411
Other assets	552,003	597,958	531,343
Total assets	$22,222,526	23,708,970	23,936,719
Liabilities:
Bonds and notes payable	$19,215,053	20,529,054	20,910,190
Other liabilities	604,642	788,822	671,864
Total liabilities	19,819,695	21,317,876	21,582,054
Equity:
Total Nelnet, Inc. shareholders' equity	2,399,485	2,386,712	2,350,150
Noncontrolling interests	3,346	4,382	4,515
Total equity	2,402,831	2,391,094	2,354,665
Total liabilities and equity	$22,222,526	23,708,970	23,936,719
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended September 30,
	2020	2019
GAAP net income attributable to Nelnet, Inc.	$71,503	33,212
Realized and unrealized derivative market value adjustments (a)	(3,440)	5,630
Tax effect (b)	826	(1,351)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$68,889	37,491

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.86	0.83
Realized and unrealized derivative market value adjustments (a)	(0.09)	0.14
Tax effect (b)	0.02	(0.03)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.79	0.94

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on the company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended September 30,
	2020	2019
Variable loan yield, gross	2.77%	4.78%
Consolidation rebate fees	(0.84)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.01	0.02
Variable loan yield, net	1.94	3.97
Loan cost of funds - interest expense	(1.16)	(3.16)
Loan cost of funds - derivative settlements (a) (b)	0.02	0.00
Variable loan spread	0.80	0.81
Fixed rate floor income, gross	0.73	0.23
Fixed rate floor income - derivative settlements (a) (c)	(0.07)	0.13
Fixed rate floor income, net of settlements on derivatives	0.66	0.36
Core loan spread	1.46%	1.17%

Average balance of loans	$19,866,040	21,600,850
Average balance of debt outstanding	19,632,675	21,371,482

(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended September 30,
	2020	2019
Core loan spread	1.46%	1.17%
Derivative settlements (1:3 basis swaps)	(0.02)	(0.00)
Derivative settlements (fixed rate floor income)	0.07	(0.13)
Loan spread	1.51%	1.04%

(b)    Derivative settlements include the net settlements received related to the company’s 1:3 basis swaps.
(c)    Derivative settlements include the net settlements (paid) received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the company's Asset Generation and Management segment statements of income.

	Three months ended September 30,
	2020	2019
Variable interest income, gross	$138,986	260,089
Consolidation rebate fees	(41,768)	(44,717)
Discount accretion, net of premium and deferred origination costs amortization	656	1,006
Variable interest income, net	97,874	216,378
Interest on bonds and notes payable	(57,510)	(170,327)
Derivative settlements (basis swaps), net (a)	1,197	234
Variable loan interest margin, net of settlements on derivatives (a)	41,561	46,285
Fixed rate floor income, gross	36,633	12,685
Derivative settlements (interest rate swaps), net (a)	(3,588)	7,064
Fixed rate floor income, net of settlements on derivatives (a)	33,045	19,749
Core loan interest income (a)	74,606	66,034
Investment interest	3,452	4,162
Intercompany interest	(245)	(1,158)
Net interest income (net of settlements on derivatives) (a)	$77,813	69,038

(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's Asset Generation and Management segment follows.

	Three months ended September 30,
	2020	2019
Net interest income (net of settlements on derivatives)	$77,813	69,038
Derivative settlements (1:3 basis swaps)	(1,197)	(234)
Derivative settlements (fixed rate floor income)	3,588	(7,064)
Net interest income	$80,204	61,740

Earnings before interest, taxes, depreciation, and amortization (EBITDA)

A reconciliation of ALLO's GAAP net loss to earnings before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended September 30,
	2020	2019
Net loss	$(3,450)	(7,194)
Net interest income	—	—
Income tax benefit	(1,089)	(2,272)
Depreciation and amortization	11,152	10,926
Earnings before interest, income taxes, depreciation, and amortization (EBITDA)	$6,613	1,460

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.